Filed Pursuant to Rule 433
Registration No. 333-71438

AEGON N.V.

6.875% PERPETUAL CAPITAL SECURITIES

FINAL PRICING TERMS

ISSUER:	AEGON N.V. (Bloomberg ticker: AEGON)

SECURITIES:	6.875% Perpetual Capital Securities

EXPECTED RATINGS:	A3/A-

FORMAT:	SEC Registered (Global) (No. 333-71438)

SIZE:	US$500,000,000

FORM AND DENOMINATION:	US$25 and integral multiples of US$25

SETTLEMENT:	06/28/06 (T+5)

INTEREST RATE:	6.875%

PRICE TO PUBLIC PER SECURITY:	100%

INTEREST PAYMENT DATES:	March 15, June 15, September 15 and December 15 of each year, beginning September 15, 2006

REDEMPTION:	AEGON N.V. option, in whole only on September 15, 2011 or any Interest Payment Date thereafter, plus certain tax and regulatory calls

BOOKS:	Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated

CO-MANAGERS:	Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC, ABN AMRO Incorporated, BNP Paribas Securities Corp., J.P. Morgan Securities Inc., RBC Dain Rauscher Inc.

AEGON N.V. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents AEGON N.V. has filed with the SEC for more complete information about this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, AEGON N.V. and any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free:

CITIGROUP GLOBAL MARKETS INC.: 1-877-858-5407

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED: 1-866-500-5408